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                             THE GLENMEDE FUND, INC.
                                 (the "Company")

                            AMENDED AND RESTATED PLAN
                     PURSUANT TO RULE 18f-3 FOR OPERATION OF
                              A MULTI-CLASS SYSTEM


                                 I. INTRODUCTION


                    Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under
Section 18 of the 1940 Act. Rule 18f-3, requires an investment company to file with the Commission a written plan specifying all of the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. On June 9, 1997, the Board of Trustees of the Company authorized the Company to implement a multi-class distribution structure in compliance with Rule 18f-3. This Plan pursuant to Rule 18f-3 for operation of a multi-class system shall become effective immediately after the close of business on the business day immediately preceding the day on which the Company begins operation of its multi-class distribution structure (the "Effective Date"), provided that such Plan has previously been filed with the Securities and Exchange Commission (the "Commission").


                            II. ATTRIBUTES OF CLASSES

A.       Generally

                  Institutional International Portfolio

                  The Company shall offer two classes of shares --Institutional Shares and Flag Investors Class A Shares ("Class A" Shares) -- in the Institutional International Portfolio.

                  Small Capitalization Equity Portfolio

                  The Company shall offer two classes of shares --Institutional Shares and Advisor Shares -- in the Small Capitalization Equity Portfolio ("Small Cap Portfolio").




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                  In general, shares of each class shall be identical except for different expense variables (which will result in different returns for each class), certain related rights and certain shareholder services. More particularly, the Class A Shares and the Institutional Shares of the Institutional International Portfolio shall represent interests in the same portfolio of investments of the Institutional International Portfolio, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to Class A Shares pursuant to the Distribution Plan, the Distribution Agreement with Alex. Brown and Sons Incorporated ("Alex. Brown"), and the Master Services Agreement (collectively, the "Agreement") and (ii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any subsequent changes in expense allocations are reviewed and approved by a vote of the Board of Directors, including a majority of the independent Directors; (b) the fact that (i) the Class A Shares shall vote separately on any matter submitted to holders of Class A Shares that pertains to an Agreement that affects only that class; and (ii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by that class only; (c) the exchange privileges of each class of shares; (d) the designation of each class of shares; and (e) the different shareholder services relating to a class of shares.

                  The Institutional Shares and the Advisor Shares of the Small Cap Portfolio shall represent interests in the same portfolio of investments of the Small Cap Portfolio, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to Institutional Shares and Advisor Shares pursuant to the Shareholder Services Plan (the "Service Plan") and (ii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any subsequent changes in expense allocations are reviewed and approved by a vote of the Board of Directors, including a majority of the independent Directors; (b) the fact that (i) each class shall vote separately on any matter submitted to shareholders that pertains to the Service Plan for that class only; and (ii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by that class only; and (c) the designation of each class of shares; and (d) the different shareholder services relating to a class of shares.


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B.       Distribution Arrangements, Expenses and Sales Charges

                  1.       Institutional International Portfolio

                           Class A Shares

                           Class A Shares shall be offered to the general
public and shall be subject to a front-end sales charge which shall not initially exceed 4.50% of the offering price of Class A Shares of the Portfolio. A reduced sales charge may be obtained through a right of accumulation. Purchases of $1 million or more by persons not otherwise eligible for sales load waivers are not subject to an initial sales charge; however, a contingent deferred sales charge of .50% may be imposed upon redemption.

                           Class A Shares shall be further subject to (a) a
distribution fee payable pursuant to a Distribution Plan adopted for the class which shall not initially exceed 0.25% (on an annual basis) of the average daily net asset value of the Portfolio's outstanding Class A Shares, and (b) a separate fee payable pursuant to the Master Services Agreement.

                           Institutional Shares

                           Institutional Shares shall be offered to the
public generally.

                           Institutional Shares shall not be subject to a
front-end sales charge.

                  2.       Small Cap Portfolio

                           Institutional and Advisor Shares of the Small Cap
Portfolio shall be offered to the public generally. Institutional and Advisor Shares are not be subject to a sales load, but are subject to a fee payable pursuant to the Services Plan at an annual rate of .05% and .25%, respectively, of the average daily net asset value of the shares beneficially owned by or attributable to clients of certain institutions ("Servicing Agents").

                           Shareholder services covered by the Services Plan
initially shall consist of: (i) aggregating and processing purchase and redemption requests from customers and transmitting promptly net purchase and redemption orders to the distributor or transfer agent; (ii) providing customers with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Company on behalf of customers; (iv) providing information periodically to customers showing their positions; (v) arranging for bank wires; (vi) responding to customers' inquiries concerning their investment;
(vii) providing subaccounting with respect to shares beneficially owned by customers or the information to the Company necessary for subaccounting; (viii) if required by law,

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forwarding shareholder communications from the Company (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; and (ix) providing such other similar services as the Company may reasonably request.

         The Institutional Shares have a $10 million minimum initial investment requirement. The Advisor Shares have no minimum initial investment requirement.

C.       Exchange Privileges

                  1.       Institutional International Portfolio

                           Class A Shares

                           Holders of Class A Shares generally shall be
permitted to exchange their shares for Class A Shares of another Flag Investors Fund. No additional sales charge will be incurred when exchanging Class A Shares of the Portfolio for Class A Shares of another Flag Investors Fund.

                           Institutional Shares

                           The Company shall not offer exchange privileges to
holders of Institutional Shares of the Institutional International Portfolio.

                  2.       Small Cap Portfolio

                           The Company shall not offer exchange privileges to
holders of Institutional or Advisor Shares of the Small Cap Portfolio.

D.       Shareholder Services

                  1.       Telephone Transaction Privilege

                           Institutional International Portfolio

                           Class A Shares

                           The Company shall initially offer a telephone
transaction privilege to holders of Class A Shares of the Portfolio whereby a shareholder may exercise the exchange privilege with respect to other Flag Investors Funds or redeem Class A Shares up to $50,000 from an established account by telephone.

                           Institutional Shares

                           The Company shall not offer a telephone transaction
privilege to holders of Institutional Shares of the Institutional International Portfolio.


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                           Small Cap Portfolio

                           The Company shall not offer a telephone transaction
privilege to holders of Institutional or Advisor Shares of the Small Cap Portfolio.

                  2.       Dividend Reinvestment

                           Institutional International Portfolio

                           Class A Shares

                           The Company shall initially offer a dividend
reinvestment option whereby holders of Class A Shares may elect to have their dividends, capital gain distributions, or both received from another Flag Investors Fund account automatically invested in additional Class A Shares of the portfolio of the Company or in any Class A Shares of other Flag Investors Funds in which they currently maintain an account.

                           Institutional Shares

                           The Company shall not offer a Dividend Reinvestment
feature to holders of Institutional Shares of the Institutional International Portfolio.

                           Small Cap Portfolio

                           The Company shall not offer a Dividend Reinvestment
feature to holders of Institutional or Advisor Shares of the Small Cap
Portfolio.

                  3.       Systematic Withdrawal Feature

                           Institutional International Portfolio

                           Class A Shares

                           The Company shall initially offer a systematic
withdrawal feature whereby an investor may automatically redeem Class A Shares on a monthly or quarterly basis.

                           Institutional Shares

                           The Company shall not offer a systematic withdrawal
feature to holders of Institutional Shares of the Institutional International Portfolio.

                           Small Cap Portfolio

                           The Company shall not offer a systematic withdrawal
feature to holders of Institutional or Advisor Shares of the Small Cap
Portfolio.


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         4.       Automatic Investment Program

                  Institutional International Portfolio

                  Class A Shares

                           The Company shall initially offer an automatic
investment program whereby an investor generally may purchase Class A Shares of the Portfolio on a regular basis by having a specific amount of money debited from his/her checking account.

                  Institutional Shares

                           The Company shall not offer an automatic investment
program to holders of Institutional Shares of the Institutional International Portfolio.

                  Small Cap Portfolio

                  The Company shall not offer an automatic investment program to holders of Institutional or Advisor Shares of the Small Cap Portfolio.

E.       Methodology for Allocating Expenses Between Classes

                  Expenses of the Portfolio are apportioned to each class of shares depending upon the nature of the expense item.

         1.       General Expenses

                  General Expenses are expenses that are attributable to both classes of shares and are allocated between the classes of shares based on the relative net asset values of their respective outstanding shares. General Expenses include advisory fees payable to the investment adviser under the investment advisory agreement and other expenses such as custody and professional fees.

         2.       Class-Specific Expenses

                  Class-Specific Expenses are expenses that are attributable to a specific class of shares and are allocated to the class of shares to which they relate. Such expenses include distribution expenses and for the Class A Shares, fees under the Master Services Agreement. Class-specific expenses that are based on a percentage of average daily net assets are calculated by multiplying the appropriate daily rate by the value of the outstanding shares of the respective class. Other class-specific expenses, which may include printing, postage, share certificates and other charges, are calculated based upon daily accrual rates furnished by the administrator which are based upon estimates of such expenses for the year.


Approved: October 24, 1997

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